Exhibit 10.7

June 11, 2015

Mr. Brian T. Brouillette

Dear Brian,

I am very pleased to offer you the position of Senior Vice President, Intelligent Site Management and Worldwide Services for Westell Technologies, Inc. (the Company), reporting to me.

Your annual starting salary for this position will be $10,384.62 per pay period (equivalent to $270,000 annually), plus a variable incentive target of $148,500 (equivalent to 55% of starting salary). Variable compensation is paid annually subject to the terms and conditions of the Westell Technologies, Inc. and Subsidiaries Performance Bonus Plan, Consolidated Corporate Plan, FY16 (the Bonus Plan).

Eligibility for the Bonus Plan will begin immediately upon your hire date. Any payouts will be pro-rated based on your start date within the fiscal year. The fiscal year began on April 1, 2015 and ends March 31, 2016. Bonus Plan payments are scheduled to be distributed in May 2016, subject to final approvals by the Board of Directors and its Audit Committee and Compensation Committee. You must be actively employed at the time of the payout to receive this bonus payment.

We are excited to have you join us and will need to determine a mutually acceptable start date with Westell. In addition to the compensation noted above, and after your start date and upon final approval of the Board of Directors, you will be awarded a grant of Restricted Stock Units (RSUs) for the equivalent of 180,000 shares of Company common stock and a grant of Stock Options for the equivalent of 120,000 shares of Company common stock (priced as of the later of grant date or your start date). Please note that the RSUs and Stock Options will vest at 25% each year upon the anniversary of their grant (or your start date, if later). Any grants issued will follow the terms set forth in the Westell Technologies, Inc. 2004 Stock Incentive Plan and your specific stock grants.

In consideration for this employment offer and the equity grants set forth above, we will also ask you to sign the attached Confidential Information, Invention Assignment, and Non-Solicitation Agreement on your start date. Please let us know in advance any questions that you may have on this agreement.

We also would like to offer you four weeks of Paid Time Off (PTO), which accrues ratably over the calendar year. We will provide you advance information on Westell’s other employee benefits, which will be reviewed with you during orientation. Eligibility for the benefits program begins the first of the month after your date of hire.

This offer is contingent upon Westell Technologies, Inc. Board approval, satisfactory completion of reference checks and our review of your completed D&O questionnaire, as well as the successful completion of a pre-employment drug screening and a criminal background check. This offer of employment is not a contract for employment for any set period of time. All of the compensation and benefit items that make up your terms and conditions of employment are extended with the rights as well as customary conditions of the Westell policies that govern them. If you have any questions regarding benefits, please contact me or our Director of Human Resources, Sharon Hintz, at 630- 375-4160 or SHintz@westell.com.

By signing this letter, you acknowledge that the terms described in this letter, together with the Confidential Information, Invention Assignment, and Non-Solicitation Agreement, set forth the entire agreement between us and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties, or covenants other than those contained herein. No term or provision of this letter may be amended, waived, released, discharged, or modified except in writing signed by you and an authorized officer of the Company except that the Company may, in its sole discretion, adjust incentive or variable compensation, stock plans and benefits.

We are very excited about the prospect of you joining the Westell team. We are confident that you will bring a wealth of capabilities and values that are consistent with our plans to establish, develop and grow a world-class company.

If this is acceptable to you, please return a scanned or facsimile copy to me, as acceptance of this offer. As you know, upon your acceptance we will proceed with a press release and any related SEC filings.
Welcome to Westell!

Sincerely,
/s/ J. Thomas Gruenwald
J. Thomas Gruenwald
President and Chief Executive Officer

Accepted:
/s/ Brian T. Brouilette        June 12, 2015
Brian T. Brouillette             (date)